June 2013 MSELN-40-C Registration Statement No. 333-171806 Dated June 14, 2013 Filed Pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities, International Equities and Commodities
PLUS Based on a Basket of Three Equity Indices and an Exchange-Traded Fund due December , 2013
Performance Leveraged Upside SecuritiesSM
The PLUS are senior unsecured obligations of Royal Bank of Canada, do not pay interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying prospectus supplement and prospectus, as supplemented or modified by this document.  At maturity, if the value of the basket has increased, investors will receive the stated principal amount of their investment plus a return reflecting the leveraged upside performance of the basket, subject to the maximum payment at maturity.  However, if the value of the basket has decreased, investors will lose 1% for every 1% decline.  The PLUS are for investors who seek a return linked to the four basket components and who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the leverage feature, which applies to a limited range of positive performance of the basket.  Investors may lose their entire initial investment in the PLUS.  The PLUS are senior notes issued as part of Royal Bank of Canada’s Global Medium-Term Notes, Series E program.  All payments on the PLUS are subject to the credit risk of Royal Bank of Canada.

SUMMARY TERMS
Issuer:	Royal Bank of Canada
The basket is composed of three indices and one exchange traded fund (each, a “basket component”) weighted as set forth in the table below.
	Basket components	Bloomberg symbols	Component weightings	Initial component values*
	Russell 2000® Index (“RTY”)	RTY	30%
Basket:	S&P 500® Index (“SPX”)	SPX	25%
	EURO STOXX 50® Index (“SX5E”)	SX5E	25%
	SPDR® Gold Trust (“GLD”)	GLD	20%
* The initial component value for each basket component will be determined on the pricing date, and will be the official closing value of the relevant basket component on the pricing date.
Aggregate principal amount:	$
Stated principal amount:	$10 per PLUS
Issue price:	$10 per PLUS (see “Commissions and issue price” below)
Pricing date:	June , 2013 (expected to be June 19, 2013)
Original issue date:	June , 2013 (three business days after the pricing date)
Maturity date:	December , 2013
Payment at maturity:	If the final basket value is greater than the initial basket value,
$10 + $10 × leverage factor × basket return
In no event will the payment at maturity exceed the maximum payment at maturity.
If the final basket value is less than or equal to the initial basket value,
$10 + $10 × basket return
This amount will be less than or equal to the stated principal amount of $10. You will lose some or all of the principal amount if the final basket value is less than the initial basket value.
Maximum payment at maturity:	$10.63 to $10.83 per PLUS (106.30% to 108.30% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Leverage factor:	200%
Basket return:	(final basket value – initial basket value) / initial basket value
Initial basket value:	Set equal to 100 on the pricing date
Final basket value:	The closing value of the basket on the valuation date
Closing value:
On any scheduled trading day, the closing value of the basket will be calculated as follows:
100 × [1 + (sum of the basket component return multiplied by the respective component weighting for each basket component)]

Basket component return:	With respect to each basket component, (final component value – initial component value) / initial component value
Final component value:	The official closing value of the relevant basket component on the valuation date
Valuation date:	December , 2013, subject to adjustment for non-trading days and certain market disruption events
Official closing value:
With respect to the RTY, the SPX, or the SX5E (the “indices”), the closing level of the relevant basket component; with respect to GLD, the closing price of one share of GLD times the adjustment factor

Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting GLD. See “Additional Terms of the PLUS - Adjustment factor” on page 11 of this document.
CUSIP:	78008Y749
ISIN:	US78008Y7498
Listing:	The PLUS will not be listed on any securities exchange.
Agent:	RBC Capital Markets, LLC (“RBCCM”). See “Supplemental Information Regarding Plan of Distribution; Conflicts of Interest.”
Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to issuer
Per PLUS	$10.00	$0.15	$9.85
Total	$	$	$
(1)
RBCCM, acting as agent for Royal Bank of Canada, will receive a fee of up to $0.15 per $10 stated principal amount and will pay the entire fee to Morgan Stanley Smith Barney LLC (“MSSB”) as a fixed sales commission of up to $0.15 for each PLUS that MSSB sells.  See “Supplemental Information Regarding Plan of Distribution; Conflicts of Interest.”

Investment in the PLUS involve certain risks. See “Risk Factors” beginning on page 6 of this document, and “Risk Factors” in the accompanying prospectus supplement and prospectus.
You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.
Please also see “Additional Information about the PLUS” in this document.

Prospectus Supplement dated January 28, 2011
Prospectus dated January 28, 2011

None of the Securities and Exchange Commission, any state securities commission or any other regulatory body has approved or disapproved of the PLUS or passed upon the adequacy or accuracy of this document.  Any representation to the contrary is a criminal offense. The PLUS will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation (the “FDIC”) or any other Canadian or U.S. government agency or instrumentality.

PLUS Based on a Basket of Three Equity Indices and an Exchange-Traded Fund, due December    , 2013
Performance Leveraged Upside SecuritiesSM

Investment Summary

Performance Leveraged Upside Securities

The PLUS Based on a Basket of Three Equity Indices and an Exchange-Traded Fund, due December    , 2013 (the “PLUS”) can be used:

▪	As an alternative to direct exposure to the basket that enhances returns for a certain range of positive performance of the basket.

▪	To enhance returns and potentially outperform the basket in a moderately bullish scenario.

▪	To achieve similar levels of upside exposure to the basket as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor.

The PLUS are exposed on a 1:1 basis to the negative performance of the basket.

Maturity:	Approximately six months
Leverage factor:	200%
Maximum payment at maturity:	$10.63 to $10.83 per PLUS (106.30% to 108.30% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the PLUS.
Coupon:	None

June 2013

PLUS Based on a Basket of Three Equity Indices and an Exchange-Traded Fund, due December    , 2013
Performance Leveraged Upside SecuritiesSM

Key Investment Rationale

These PLUS offer leveraged exposure to the performance of the basket.  In exchange for enhanced performance of 200% of the appreciation of the basket, investors forgo performance above the maximum payment at maturity of $10.63 to $10.83 per PLUS, to be determined on the pricing date.  At maturity, if the value of the basket has increased, investors will receive the stated principal amount of their investment plus a return reflecting the leveraged upside performance of the basket, subject to the maximum payment at maturity.  However, if the value of the basket has decreased, investors will lose 1% for every 1% decline.  Investors may lose their entire initial investment in the PLUS.

Leveraged Performance	The PLUS offer investors an opportunity to capture enhanced returns relative to a direct investment in the basket within a certain range of positive performance.
Upside Scenario
The value of the basket increases and, at maturity, the PLUS redeem for the stated principal amount of $10 plus 200% of the basket return, subject to the maximum payment at maturity of $10.63 to $10.83 per PLUS (106.30% to 108.30% of the stated principal amount), to be determined on the pricing date.

Downside Scenario
The value of the basket declines and, at maturity, the PLUS redeem for less than the stated principal amount by an amount that is proportionate to the percentage decrease in the value of the basket from the initial basket value.

June 2013

PLUS Based on a Basket of Three Equity Indices and an Exchange-Traded Fund, due December    , 2013
Performance Leveraged Upside SecuritiesSM

Additional Information

You should read this document together with the prospectus dated January 28, 2011, as supplemented by the prospectus supplement dated January 28, 2011, relating to our Senior Global Medium-Term Notes, Series E, of which the PLUS are a part. This document, together with these documents, contains the terms of the PLUS and supersedes all other prior or contemporaneous oral statements as well as any other written materials, including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.

You should rely only on the information provided or incorporated by reference in this document, the prospectus and the prospectus supplement.  We have not authorized anyone else to provide you with different information, and we take no responsibility for any other information that others may give you.  We and Morgan Stanley Smith Barney LLC are offering to sell the PLUS and seeking offers to buy the PLUS only in jurisdictions where it is lawful to do so.  The information contained in this document and the accompanying prospectus supplement and prospectus is current only as of their respective dates.

If the information in this document differs from the information contained in the prospectus supplement or the prospectus, you should rely on the information in this document.

You should carefully consider, among other things, the matters set forth in “Risk Factors” in this document and the accompanying prospectus supplement, as the PLUS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the PLUS.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated January 28, 2011:
http://www.sec.gov/Archives/edgar/data/1000275/000121465911000309/f127115424b3.htm

•	Prospectus Supplement dated January 28, 2011:
http://www.sec.gov/Archives/edgar/data/1000275/000121465911000311/m127114424b3.htm

Our Central Index Key, or CIK, on the SEC website is 1000275.

Please see the section “Documents Incorporated by Reference” on page i of the above prospectus for a description of our filings with the SEC that are incorporated by reference therein.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

June 2013

PLUS Based on a Basket of Three Equity Indices and an Exchange-Traded Fund, due December    , 2013
Performance Leveraged Upside SecuritiesSM

How PLUS Work

Payoff Diagram
The payoff diagram below illustrates the payment at maturity on the PLUS for a range of hypothetical percentage changes in the value of the basket. The graph is based on the following terms:

Stated principal amount:	$10 per PLUS
Leverage factor:	200%
Hypothetical maximum payment at maturity:	$10.73 per PLUS (107.30% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.

PLUS Payoff Diagram

How it works

▪
Upside Scenario.  If the final basket value is greater than the initial basket value, then investors would receive the $10 stated principal amount plus a return reflecting 200% of the appreciation of the basket over the term of the PLUS, subject to the maximum payment at maturity.  Under the hypothetical terms of the PLUS, an investor would realize the maximum payment at maturity at a final basket value of 103.65% of the initial basket value.

▪	If the basket appreciates 3%, the investor would receive a 6% return, or $10.60 per PLUS.

▪	If the basket appreciates 5%, the investor would receive only the maximum payment at maturity of $10.73 per PLUS, or 107.30% of the stated principal amount.

▪
Downside Scenario.  If the final basket value is less than or equal to the initial basket value, the investor would receive an amount less than or equal to the $10 stated principal amount, based on a 1% loss of principal for each 1% decline in the basket.

▪	If the basket depreciates 30%, the investor would lose 30% of the investor’s principal and receive only $7.00 per PLUS at maturity, or 70% of the stated principal amount.

June 2013

PLUS Based on a Basket of Three Equity Indices and an Exchange-Traded Fund, due December    , 2013
Performance Leveraged Upside SecuritiesSM

Risk Factors

An investment in the PLUS is subject to the risks described below, as well as the risks described under “Risk Factors” in the accompanying prospectus supplement and prospectus. Investors in the PLUS are also exposed to further risks related to the issuer of the PLUS, Royal Bank of Canada, which are described in Royal Bank of Canada’s annual report on Form 40-F for the year ended October 31, 2012 filed with the SEC and incorporated by reference herein. See the categories of risks, identified and disclosed in the management’s discussion and analysis of financial condition and results of operations included in the annual report on Form 40-F. This section (and the management’s discussion and analysis section of the annual report on Form 40-F) describes the most significant risks relating to the PLUS. You should carefully consider whether the PLUS are suited to your particular circumstances.

▪
PLUS do not pay interest or guarantee return of principal.  The terms of the PLUS differ from those of ordinary debt securities in that the PLUS do not pay interest or guarantee payment of the principal amount at maturity.  If the final basket value is less than the initial basket value, the payout at maturity will be an amount in cash that is less than the $10 stated principal amount of each PLUS by an amount proportionate to the decrease in the value of the basket, and may be zero.

▪
The appreciation potential of the PLUS is limited by the maximum payment at maturity.  The appreciation potential of the PLUS is limited by the maximum payment at maturity of $10.63 to $10.83 per PLUS, or 106.30% to 108.30% of the stated principal amount, to be determined on the pricing date.  Although the leverage factor provides 200% exposure to any increase in the value of the basket as of the valuation date above the initial basket value, because the payment at maturity will be limited to 106.30% to 108.30% of the stated principal amount, any increase in the final basket value over the initial basket value by more than 3.15% to 4.15% will not further increase the return on the PLUS.

▪
The market price of the PLUS will be influenced by many unpredictable factors.  Many factors will influence the value of the PLUS in the secondary market and the price at which RBCCM may be willing to purchase or sell the PLUS in the secondary market, including: the value, volatility and dividend yield, as applicable, of the basket components and the securities represented by the indices or the gold held by GLD, interest and yield rates, exchange rates of the U.S. dollar and the euro, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the applicable international equities or commodities markets generally, and any actual or anticipated changes in our credit ratings or credit spreads.  The values of the basket components may be, and have recently been, volatile, and we can give you no assurance that the volatility will lessen.  You may receive less, and possibly significantly less, than the stated principal amount if you sell your PLUS prior to maturity.

▪
The PLUS are subject to the credit risk of Royal Bank of Canada, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the PLUS.  You are dependent on Royal Bank of Canada’s ability to pay all amounts due on the PLUS at maturity and therefore you are subject to the credit risk of Royal Bank of Canada.  If Royal Bank of Canada defaults on its obligations under the PLUS, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the PLUS prior to maturity will be affected by changes in the market’s view of Royal Bank of Canada’s creditworthiness.  Any actual or anticipated decline in Royal Bank of Canada’s credit ratings or increase in the credit spreads charged by the market for taking Royal Bank of Canada credit risk is likely to adversely affect the market value of the PLUS.

▪
The amount payable on the PLUS is not linked to the value of the basket at any time other than the valuation date.  The final basket value will be based on the official closing values of the basket components on the valuation date, subject to adjustment for non-trading days and certain market disruption events.  Even if the value of the basket appreciates prior to the valuation date but then decreases on the valuation date to a level that is less than the initial basket value, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the value of the basket prior to that decrease.  Although the actual value of the basket on the maturity date or at other times during the term of the PLUS may be higher than the final basket value, the payment at maturity will be based solely on the closing value of the basket on the valuation date.

June 2013

PLUS Based on a Basket of Three Equity Indices and an Exchange-Traded Fund, due December    , 2013
Performance Leveraged Upside SecuritiesSM

▪
Changes in the values of the basket components may offset each other. Movements in the values of the basket components may not correlate with each other. At a time when the value of one or more of the basket components increases, the values of one or more of the other basket components may not increase as much or may even decline. Therefore, in calculating the final basket value and the payment at maturity, increases in the value of one or more of the basket components may be moderated, or more than offset, by lesser increases or declines in the values of the other basket components. Furthermore, the basket components are not equally weighted. As a result, a percentage change in the final component value of the RTY will have a greater impact on the final basket value than will a similar percentage change in the final component values of the other basket components.

▪
The inclusion of commissions and projected profit from hedging in the price to public is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which RBCCM is willing to purchase the PLUS at any time in secondary market transactions will likely be significantly lower than the principal amount, since secondary market prices are likely to exclude commissions paid with respect to the PLUS and the cost of hedging our obligations under the PLUS that are included in the price to public.  The cost of hedging includes the projected profit that our respective subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our respective subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the PLUS or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by RBCCM, as a result of dealer discounts, mark-ups or other transaction costs.

▪
Adjustments to the basket components could adversely affect the value of the PLUS.  The sponsors of the indices (the “index sponsors”) may add, delete or substitute the stocks constituting the indices, or make other methodological changes. Further, the index sponsors may discontinue or suspend calculation or publication of these indices at any time. The Bank of New York Mellon, as the trustee of GLD (the “trustee”), is responsible for calculating and maintaining GLD. The outstanding shares of GLD may be redeemed and new shares of GLD may be issued. The trustee may make other changes that could adversely affect the share price of GLD at any time. Any of these actions could affect the value of and the return on the PLUS.

▪
We have no affiliation with the index sponsors and the trustee and will not be responsible for any actions taken by them. We have no affiliation with the index sponsors and the trustee, and they will not be involved in the offering of the PLUS. Consequently, we have no control over their actions, including any actions of the type that could affect the basket components, and therefore, the value of the basket components. The index sponsors and the trustee have no obligation of any sort with respect to the PLUS. Thus, they has no obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the PLUS.

▪
Investing in the PLUS is not equivalent to investing in the basket components or the assets which they represent.  Investing in the PLUS is not equivalent to investing in the basket components, the securities represented by the indices or the gold bullion held by GLD.  Investors in the PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the securities included in the indices, or any rights with respect to the gold held by GLD.

▪
An investment in the PLUS is subject to risks associated in investing in stocks with a small market capitalization.  The RTY consists of stocks issued by companies with relatively small market capitalizations.  These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies.  As a result, the level of the RTY may be more volatile than that of a market measure that does not track solely small-capitalization stocks.  Stock prices of small-capitalization companies are also generally more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded, and be less attractive to many investors if they do not pay dividends. In addition, small capitalization companies are typically less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of those individuals. Small capitalization companies tend to have lower revenues, less diverse product lines, smaller shares of their target markets, fewer financial resources and fewer competitive strengths than large-capitalization companies. These companies may also be more susceptible to adverse developments related to their products or services.

June 2013

PLUS Based on a Basket of Three Equity Indices and an Exchange-Traded Fund, due December    , 2013
Performance Leveraged Upside SecuritiesSM

▪
There are risks associated with investments in securities linked to the value of foreign equity securities.  The SX5E consists of securities that are publicly traded in Europe.  Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries.  Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.

▪
The PLUS will not be adjusted for changes in exchange rates. Although the equity securities composing the SX5E are traded in euro, and the PLUS are denominated in U.S. dollars, the amount payable on the PLUS at maturity, if any, will not be adjusted for changes in the exchange rates between the U.S. dollar and the euro. Changes in exchange rates, however, may also reflect changes in the applicable non-U.S. economies that in turn may affect the value of the SX5E, and therefore the PLUS. The amount we pay in respect of your PLUS on the maturity date, if any, will be determined solely in accordance with the procedures described in this document.

▪
An investment in the PLUS is subject to risks associated with gold, which may change unpredictably and affect the price of GLD in unforeseeable ways. The price of gold is primarily affected by the global demand for and supply of gold. The market for gold bullion is global, and gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors, including macroeconomic factors such as the structure of and confidence in the global monetary system, expectations regarding the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is usually quoted), interest rates, gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events. Gold prices may be affected by industry factors such as industrial and jewelry demand as well as lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions which hold gold. Additionally, gold prices may be affected by levels of gold production, production costs and short-term changes in supply and demand due to trading activities in the gold market.  The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention.

▪
An investment in the PLUS may be subject to risks associated with the London Bullion Market Association (the “LBMA”). The market value of gold is often determined by reference to fixing prices reported by the LBMA.  The LBMA is a self-regulatory association of bullion market participants.  Although all market-making members of the LMBA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity.  If the LBMA ceases operations, or if bullion trading becomes subject to a value added tax or other tax or any other form of regulation currently not in place, the role of the LBMA price fixings as a global benchmark for the value of gold may be adversely affected.  The LBMA is a principals’ market which operates in a manner more closely analogous to an over-the-counter physical commodity market than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LBMA trading.  For example, there are no daily price limits on the LBMA which would otherwise restrict fluctuations in the prices of LBMA contracts.  In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.

▪
There are liquidity and management risks associated with GLD. Although shares of GLD are listed for trading on a securities exchange and a number of similar products have been traded on various exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of GLD or that there will be liquidity in that trading market. Therefore, the market value of one share of GLD may differ from its net asset value per share; shares of GLD may trade at, above, or below their net asset value per share. In addition, GLD is subject to management risk, which is the risk that the sponsor’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. Consequently, the performance of GLD and that of gold bullion generally will vary.

June 2013

PLUS Based on a Basket of Three Equity Indices and an Exchange-Traded Fund, due December    , 2013
Performance Leveraged Upside SecuritiesSM

▪
The PLUS will not be listed on any securities exchange and secondary trading may be limited.  The PLUS will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the PLUS.  RBCCM may, but is not obligated to, make a market in the PLUS.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the PLUS easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the PLUS, the price at which you may be able to trade your PLUS is likely to depend on the price, if any, at which RBCCM is willing to transact.  If, at any time, RBCCM were not to make a market in the PLUS, it is likely that there would be no secondary market for the PLUS.  Accordingly, you should be willing to hold your PLUS to maturity.

▪
Historical values of the basket components should not be taken as an indication of their respective future values during the term of the PLUS. The trading prices of the equity securities comprising the indices or gold will determine the value of the relevant basket component at any given time. As a result, it is impossible to predict whether the value of any basket component will rise or fall. Trading prices of the equity securities comprising the indices and gold will be influenced by complex and interrelated political, economic, financial and other factors.

▪
Hedging and trading activity by us and our subsidiaries could potentially adversely affect the value of the PLUS.  One or more of our subsidiaries expect to carry out hedging activities related to the PLUS (and possibly to other instruments linked to the basket, the basket components, or the assets which they represent), including trading in those assets as well as in other related instruments.  Some of our subsidiaries also may conduct trading activities relating to the basket components on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial component values and, therefore, could increase the value at which the basket components must close on the valuation date so that investors do not suffer a loss on their initial investment in the PLUS.  Additionally, such hedging or trading activities during the term of the PLUS, including on the valuation date, could adversely affect the value of the basket on the valuation date and, accordingly, the amount of cash an investor will receive at maturity, if any.

▪
Our business activities may create conflicts of interest.  We and our affiliates may engage in trading activities related to the basket components, the securities represented by the indices, or gold that are not for the account of holders of the PLUS or on their behalf.  These trading activities may present a conflict between the holders’ interest in the PLUS and the interests we and our affiliates will have in the proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our customers and in accounts under our management.  These trading activities could be adverse to the interests of the holders of the PLUS.

We and our affiliates may presently or from time to time engage in business with one or more of the issuers of the securities represented by the indices.  This business may include extending loans to, or making equity investments in, such companies or providing advisory services to such companies, including merger and acquisition advisory services.  In the course of business, we and our affiliates may acquire non-public information relating to these companies and, in addition, one or more of our affiliates may publish research reports about these companies. Neither we nor the agent have made any independent investigation regarding any matters whatsoever relating to the issuers of the securities represented by the indices.

Moreover, we and our affiliates may have published, and in the future expect to publish, research reports with respect to the basket components or the assets which they represent.  This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the PLUS.  Any of these activities by us or one or more of our affiliates may affect the value of the basket components and, therefore, the market value of the PLUS.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the PLUS.  Our wholly owned subsidiary, RBCCM, will serve as the calculation agent.  As calculation agent, RBCCM will determine the initial component value, the final component value, and basket component return of each basket component, the initial basket value, the final basket value, the basket return, and calculate the amount of cash, if any, you will receive at maturity.  Any of these determinations made by RBCCM, in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or the calculation of the final component value in the event of a market disruption event or discontinuance of a basket component, may adversely affect the payout to you at maturity.

June 2013

PLUS Based on a Basket of Three Equity Indices and an Exchange-Traded Fund, due December    , 2013
Performance Leveraged Upside SecuritiesSM

▪
The antidilution adjustments that the calculation agent is required to make do not cover every event that could affect GLD.  RBCCM, as calculation agent, will adjust the amount payable at maturity for certain events affecting GLD.  However, the calculation agent will not make an adjustment for every event that could affect GLD.  If an event occurs that does not require the calculation agent to adjust the amount payable at maturity, the market price of the PLUS may be materially and adversely affected.

▪
Significant aspects of the tax treatment of the PLUS are uncertain.  The tax treatment of the PLUS is uncertain.  We do not plan to request a ruling from the Internal Revenue Service or from the Canada Revenue Agency regarding the tax treatment of the PLUS, and the Internal Revenue Service, the Canada Revenue Agency or a court may not agree with the tax treatment described in this document.

The Internal Revenue Service has issued a notice indicating that it and the U.S. Treasury Department are actively considering whether, among other issues, a holder should be required to accrue interest over the term of an instrument such as the PLUS even though that holder will not receive any payments with respect to the PLUS until maturity and whether all or part of the gain a holder may recognize upon sale, exchange or maturity of an instrument such as the PLUS could be treated as ordinary income.  The outcome of this process is uncertain and could apply on a retroactive basis.

Please read carefully the sections entitled “Supplemental Discussion of Canadian Federal Income Tax Consequences” and “Supplemental Discussion of U.S. Federal Income Tax Consequences” in this document, the section entitled “Tax Consequences” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement.  You should consult your tax advisor about your own tax situation.

June 2013

PLUS Based on a Basket of Three Equity Indices and an Exchange-Traded Fund, due December    , 2013
Performance Leveraged Upside SecuritiesSM

Additional Terms of the PLUS

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions
Adjustment factor:
1.0, subject to adjustment.  If GLD is subject to a stock split or reverse stock split, then once such split has become effective, the adjustment factor will be adjusted to equal the product of the prior adjustment factor and the number of shares issued in such stock split or reverse stock split with respect to one share of GLD.  No such adjustment to the adjustment factor will be required unless such adjustment would require a change of at least 0.1% in the amount being adjusted as then in effect.  Any number so adjusted will be rounded to the nearest one hundred-thousandth with five one-millionths being rounded upward.

Closing price of GLD:
The closing price for one share of GLD (or one unit of any other security for which a closing price must be determined with respect to this basket component) on any trading day means:

•      if GLD (or any such other security) is listed or admitted to trading on a national securities exchange, the last reported sale price, regular way, of the principal trading session on such day on the principal U.S. securities exchange registered under the Exchange Act on which the shares of GLD (or any such other security) are listed or admitted to trading, or

•      if GLD (or any such other security) is not listed or admitted to trading on any national securities exchange but is included in the OTC Bulletin Board Service (the OTC Bulletin Board) operated by the Financial Industry Regulatory Authority (FINRA), the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

If GLD (or any such other security) is listed or admitted to trading on any national securities exchange but the last reported sale price, as applicable, is not available pursuant to the preceding sentence, then the closing price for one share of GLD (or one unit of any such other security) on any trading day will mean the last reported sale price of the principal trading session on the over-the-counter market or the OTC Bulletin Board on such day.

If the last reported sale price for GLD (or any such other security) is not available pursuant to either of the two preceding sentences, then the closing price for any trading day will be the mean, as determined by the calculation agent, of the firm bid prices for GLD (or any such other security) obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the calculation agent. Bids of the Issuer or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. The term “OTC Bulletin Board” will include any successor service thereto.

Postponement of the valuation date:
If, for any basket component (an “affected basket component”), (i) a market disruption event occurs on the valuation date or (ii) that day is determined by the calculation agent not to be a trading day by reason of an extraordinary event, occurrence, declaration, or otherwise, the calculation agent will determine the official closing value of the basket component for the valuation date, and as a result, the final basket value, as follows:

•      The official closing value of each basket component that is not an affected basket component will be its official closing value on the valuation date.

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PLUS Based on a Basket of Three Equity Indices and an Exchange-Traded Fund, due December    , 2013
Performance Leveraged Upside SecuritiesSM

•     The official closing value of each basket component that is an affected basket component for the valuation date will be deemed to be the official closing value of the basket component on the immediately succeeding trading day during which no market disruption event shall have occurred or is continuing to occur; provided that the final basket value will be determined (or, if not determinable, estimated) by the calculation agent in a manner which the calculation agent considers commercially reasonable under the circumstances on a date no later than the fifth scheduled trading day after the scheduled valuation date, regardless of the occurrence of a market disruption event on that day.

Market disruption events with respect to GLD:
With respect to GLD, a market disruption event, as determined by the calculation agent in its sole discretion, means the occurrence or existence of any of the following events:

•     a suspension, absence or material limitation of trading in the shares of GLD on its primary market for more than two hours of trading or during the one-half hour before the close of trading in that market;

•     a suspension, absence or material limitation of trading in option or futures contracts relating to GLD, if available, in the primary market for those contracts for more than two hours of trading or during the one-half hour before the close of trading in that market; or

•     the shares of GLD do not trade on the NYSE Arca, the NASDAQ Global Market or what was the primary market for the shares of GLD, as determined by the calculation agent in its sole discretion;

•     any other event, if the calculation agent determines that the event materially interferes with our ability or the ability of any of our affiliates or hedge counterparties to unwind all or a material portion of a hedge with respect to the PLUS that such party or its respective hedge counterparties have effected or may effect as described below under “Use of Proceeds and Hedging.”

The following events will not be market disruption events:

•     a limitation on the hours or number of days of trading in the shares of GLD on its primary market, but only if the limitation results from an announced change in the regular business hours of the relevant market; and

•     a decision to permanently discontinue trading in the option or futures contracts relating to the shares of GLD.

For this purpose, a “suspension, absence or material limitation of trading” in the primary securities market on which option or futures contracts relating to the shares of GLD, if available, are traded will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in option or futures contracts relating to the shares of GLD, if available, in the primary market for those contracts, by reason of any of:

•     a price change exceeding limits set by that market;

•     an imbalance of orders relating to those contracts; or

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PLUS Based on a Basket of Three Equity Indices and an Exchange-Traded Fund, due December    , 2013
Performance Leveraged Upside SecuritiesSM

•     a disparity in bid and asked quotes relating to those contacts;

will constitute a suspension or material limitation of trading in option or futures contracts, as the case may be, relating to the shares of GLD in the primary market for those contracts.

Market disruption events with respect to an index:
With respect to any index and any relevant successor index, a “market disruption event” means:

•     a suspension, absence or material limitation of trading of equity securities then constituting 20% or more of the level of the index (or the relevant successor index) on the relevant exchanges (as defined below) for such securities for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such relevant exchange; or

•     a breakdown or failure in the price and trade reporting systems of any relevant exchange as a result of which the reported trading prices for equity securities then constituting 20% or more of the level of the index (or the relevant successor index) during the one hour preceding the close of the principal trading session on such relevant exchange are materially inaccurate; or

•     a suspension, absence or material limitation of trading on the primary exchange or market for trading in futures or options contracts related to the index (or the relevant successor index) for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such exchange or market; or

•     a decision to permanently discontinue trading in the relevant futures or options contracts;

in each case as determined by the calculation agent in its sole discretion; and

•     a determination by the calculation agent in its sole discretion that the event described above materially interfered with our ability or the ability of any of our affiliates to adjust or unwind all or a material portion of any hedge with respect to the PLUS.

For purposes of determining whether a market disruption event with respect to an index (or the relevant successor index) exists at any time, if trading in a security included in the index (or the relevant successor index) is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the index (or the relevant successor index) will be based on a comparison of (a) the portion of the level of the index (or the relevant successor index) attributable to that security relative to (b) the overall level of the index (or the relevant successor index), in each case immediately before that suspension or limitation.

For purposes of determining whether a market disruption event with respect to an index (or the relevant successor index) has occurred:

•     a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange, or the primary exchange or market for trading in futures or options contracts related to the index (or the relevant successor index);

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PLUS Based on a Basket of Three Equity Indices and an Exchange-Traded Fund, due December    , 2013
Performance Leveraged Upside SecuritiesSM

•      limitations pursuant to the rules of any relevant exchange similar to NYSE Rule 80B (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80B as determined by the calculation agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading;

•      a suspension of trading in futures or options contracts on the index (or the relevant successor index) by the primary exchange or market trading in such contracts by reason of:

•      a price change exceeding limits set by such exchange or market,

•      an imbalance of orders relating to such contracts, or

•      a disparity in bid and ask quotes relating to such contracts will, in each such case, constitute a suspension, absence or material limitation of trading in futures or options contracts related to the index (or the relevant successor index); and

•      a “suspension, absence or material limitation of trading” on any relevant exchange or on the primary exchange or market on which futures or options contracts related to the index (or the relevant successor index) are traded will not include any time when such exchange or market is itself closed for trading under ordinary circumstances.

“Relevant exchange” means, with respect to an index or any relevant successor index, the primary exchange or market of trading for any security (or any combination thereof) then included in the index or such successor index, as applicable.

Discontinuation of/adjustments to the basket components:
Indices. If an index sponsor discontinues publication of the relevant index and the index sponsor or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued index (such index being referred to herein as a “successor index”), then the closing level of the index on the valuation date will be determined by reference to the level of such successor index at the close of trading on the relevant exchange for the successor index on such day.

Upon any selection by the calculation agent of a successor index, the calculation agent will cause written notice to be promptly furnished to the trustee, to us and to the holders of the PLUS.

If an index sponsor discontinues publication of the relevant index prior to, and that discontinuation is continuing on the valuation date, and the calculation agent determines, in its sole discretion, that no successor index is available at that time or the calculation agent has previously selected a successor index and publication of that successor index is discontinued prior to, and that discontinuation is continuing on, the valuation date, then the calculation agent will determine the closing level of the index for that date.  The closing level of the index will be computed by the calculation agent in accordance with the formula for and method of calculating the index or successor index, as applicable, last in effect prior to the discontinuation, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, the calculation agent’s good faith estimate of the closing price that would have prevailed but for the suspension or limitation) at the close of the principal trading session on that date of each security most recently included in the index or successor index, as applicable.

June 2013

PLUS Based on a Basket of Three Equity Indices and an Exchange-Traded Fund, due December    , 2013
Performance Leveraged Upside SecuritiesSM

If at any time the method of calculating an index or a successor index, or the level thereof, is changed in a material respect, or if an index or a successor index is in any other way modified so that the index or successor index does not, in the opinion of the calculation agent, fairly represent the level of the index or successor index had those changes or modifications not been made, then the calculation agent will, at the close of business in New York City on the date on which the closing level of the index is to be determined, make any calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the index or successor index, as the case may be, as if those changes or modifications had not been made, and calculate the closing level of the index with reference to the index or such successor index, as adjusted.  Accordingly, if the method of calculating the index or a successor index is modified so that the level of the index or such successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the index), then the calculation agent will adjust its calculation of the index or such successor index in order to arrive at a level of the index or such successor index as if there had been no such modification (e.g., as if such split had not occurred).

Notwithstanding these alternative arrangements, discontinuation the publication of or modification of any index or successor index, as applicable, may adversely affect the value of the PLUS.

GLD. If GLD is discontinued and the sponsor or another entity establishes or designates a successor or substitute fund that the calculation agent determines, in its sole discretion, to be comparable to GLD (the successor fund), then the calculation agent will substitute the successor fund for GLD and determine the closing price of GLD on the valuation date as described above under “—Closing price of GLD.”

If GLD is discontinued and:

•      the calculation agent does not select a successor fund, or

•      the successor fund is no longer traded or listed on any of the relevant trading days,

the calculation agent will compute a substitute price for GLD in its sole discretion based on the gold spot price. If a successor fund is selected or the calculation agent calculates a price as a substitute for GLD as described below, the successor fund or price will be used as a substitute for GLD for all purposes going forward, including for purposes of determining whether a market disruption event exists, even if GLD is re-established, unless the calculation agent in its sole discretion decides to use the re-established GLD.

If GLD is discontinued before the valuation date and the calculation agent determines that no successor fund is available at that time, then on each trading day until the earlier to occur of:

•      the determination of the final component value, or

•      a determination by the calculation agent that a successor fund is available,

the calculation agent will determine the price that would be used in computing the closing price of GLD as described in the preceding paragraph as if that day were a trading day. The calculation agent will cause notice of each price to be published not less often than once each month in The Wall Street Journal, another newspaper of general circulation or a website or webpage available to holders of the PLUS, and arrange for information with respect to these prices to be made available by telephone.

June 2013

PLUS Based on a Basket of Three Equity Indices and an Exchange-Traded Fund, due December    , 2013
Performance Leveraged Upside SecuritiesSM

Notwithstanding these alternative arrangements, discontinuation of the operation of GLD would be expected to adversely affect the value of, liquidity of and trading in the PLUS.
Business day:
A business day means a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in The City of New York generally are authorized or obligated by law, regulation or executive order to close.

Trading day:
With respect to an index, the trading day means a day, as determined by the calculation agent, on which trading is generally conducted on (i) the relevant exchanges for securities comprising the index or the successor index and (ii) the exchanges on which futures or options contracts related to the index or the successor index are traded, other than a day on which trading on such relevant exchange or exchange on which such futures or options contracts are traded is scheduled to close prior to its regular weekday closing time.

With respect to GLD, a trading day means any day on which the exchange and each related exchange are scheduled to be open for their respective regular trading sessions.

The exchange means the primary organized exchange or quotation system for trading GLD, any successor to such exchange or quotation system or any substitute exchange or quotation system to which trading in such shares has temporarily relocated (provided that the calculation agent has determined that there is comparable liquidity relative to such shares on such temporary substitute exchange or quotation system as on the original exchange).

A related exchange means each exchange or quotation system on which futures or options contracts relating to GLD are traded, any successor to such exchange or quotation system or any substitute exchange or quotation system to which trading in the futures or options contracts relating to GLD has temporarily relocated (provided that the calculation agent has determined that there is comparable liquidity relative to the futures or options contracts relating to GLD on such temporary substitute exchange or quotation system as on the original related exchange).

Default amount on acceleration:
In the event we fail to make a payment on the maturity date, any overdue payment in respect of such payment on the PLUS will bear interest until the date upon which all sums due are received by or on behalf of the relevant holder, at a rate per annum which is the rate for deposits in U.S. dollars for a period of six months which appears on the Reuters Screen LIBOR page as of 11:00 a.m. (London time) on the first business day following such failure to pay.  Such rate shall be determined by the calculation agent.  If interest is required to be calculated for a period of less than one year, it will be calculated on the basis of a 360-day year consisting of the actual number of days in the period.

Events of default and acceleration:
If the maturity of the PLUS is accelerated upon an event of default under the Indenture, the amount payable upon acceleration will be determined by the calculation agent. Such amount will be calculated as if the date of declaration of acceleration were the valuation date.

Minimum ticketing size:	$1,000 / 100 PLUS

June 2013

PLUS Based on a Basket of Three Equity Indices and an Exchange-Traded Fund, due December    , 2013
Performance Leveraged Upside SecuritiesSM

Additional Amounts:
We will pay any amounts to be paid by us on the PLUS without deduction or withholding for, or on account of, any and all present or future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“taxes”) now or hereafter imposed, levied, collected, withheld or assessed by or on behalf of Canada or any Canadian political subdivision or authority that has the power to tax, unless the deduction or withholding is required by law or by the interpretation or administration thereof by the relevant governmental authority.  At any time a Canadian taxing jurisdiction requires us to deduct or withhold for or on account of taxes from any payment made under or in respect of the PLUS, we will pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amounts received by each holder (including Additional Amounts), after such deduction or withholding, shall not be less than the amount the holder would have received had no such deduction or withholding been required.

However, no Additional Amounts will be payable with respect to a payment made to a holder of a security, which we refer to as an “Excluded Holder”, in respect of a beneficial owner:

(i)          with which we do not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment;

(ii)         which is subject to such taxes by reason of its being connected presently or formerly with Canada or any province or territory thereof otherwise than by reason of the holder’s activity in connection with purchasing the PLUS, the holding of PLUS or the receipt of payments thereunder;

(iii)        which is, or which does not deal at arm’s length with a person who is, a “specified shareholder” (within the meaning of subsection 18(5) of the Income Tax Act (Canada)) of Royal Bank of Canada (generally a person will be a “specified shareholder” for this purpose if that person, either alone or together with persons with whom the person does not deal at arm’s length, owns 25% or more of (a) our voting shares, or (b) the fair market value of all of our issued and outstanding shares);

(iv)        which presents such security for payment (where presentation is required) more than 30 days after the relevant date (except to the extent that the holder thereof would have been entitled to such Additional Amounts on presenting a security for payment on the last day of such 30 day period); for this purpose, the “relevant date” in relation to any payments on any security means:

a.    the due date for payment thereof, or

b.    if the full amount of the monies payable on such date has not been received by the trustee on or prior to such due date, the date on which the full amount of such monies has been received and notice to that effect is given to holders of the PLUS in accordance with the Indenture; or

(v)         who could lawfully avoid (but has not so avoided) such withholding or deduction by complying, or procuring that any third party comply with, any statutory requirements or by making, or procuring that any third party make, a declaration of non-residence or other similar claim for exemption to any relevant tax authority.

For the avoidance of doubt, we will not have any obligation to pay any holders Additional Amounts on any tax which is payable otherwise than by deduction or withholding from payments made under or in respect of the PLUS at maturity.

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PLUS Based on a Basket of Three Equity Indices and an Exchange-Traded Fund, due December    , 2013
Performance Leveraged Upside SecuritiesSM

We will also make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.  We will furnish to the trustee, within 30 days after the date the payment of any taxes is due pursuant to applicable law, certified copies of tax receipts evidencing that such payment has been made or other evidence of such payment satisfactory to the trustee.  We will indemnify and hold harmless each holder of the PLUS (other than an Excluded Holder) and upon written request reimburse each such holder for the amount of (x) any taxes so levied or imposed and paid by such holder as a result of payments made under or with respect to the PLUS, and (y) any taxes levied or imposed and paid by such holder with respect to any reimbursement under (x) above, but excluding any such taxes on such holder’s net income or capital.

For additional information, see the section entitled “Supplemental Discussion of Canadian Federal Income Tax Consequences.”

Form of securities:	Book-entry
Trustee:	The Bank of New York Mellon
Calculation agent:
RBCCM.  The calculation agent will make all determinations regarding the PLUS.  Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.  You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations or confirmations by the calculation agent.

Contact:
Morgan Stanley Wealth Management clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number 1-(866)-477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at 1-(800)-233-1087.

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PLUS Based on a Basket of Three Equity Indices and an Exchange-Traded Fund, due December    , 2013
Performance Leveraged Upside SecuritiesSM

Information about the Basket Components

All disclosures contained in this document regarding the basket components, including, without limitation, their make-up, method of calculation, and changes in their components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, the applicable index sponsor or trustee.  Each of these entities has no obligation to continue to publish, and may discontinue publication of, the applicable basket component. The consequences of an index sponsor discontinuing publication of a basket component or the trustee makes changes to GLD are discussed above in the section entitled “Discontinuation of/adjustments to the basket components” or “adjustment factor,” as applicable. Neither we nor RBCCM accepts any responsibility for the calculation, maintenance or publication of any basket component or any successor index or successor to GLD.

The Russell 2000® Index

Russell Investments (“Russell”) began dissemination of the RTY (Bloomberg L.P. index symbol “RTY”) on January 1, 1984 and calculates and publishes the RTY.  The RTY was set to 135 as of the close of business on December 31, 1986.  The RTY is designed to track the performance of the small capitalization segment of the U.S. equity market.  As a subset of the Russell 3000® Index, the RTY consists of the smallest 2,000 companies included in the Russell 3000® Index.  The Russell 3000® Index measures the performance of the largest 3,000 U.S. companies, representing approximately 98% of the investable U.S. equity market.  The RTY is determined, comprised, and calculated by Russell without regard to the PLUS.

Selection of Stocks Comprising the RTY

All companies eligible for inclusion in the RTY must be classified as a U.S. company under Russell’s country-assignment methodology.  If a company is incorporated, has a stated headquarters location, and trades in the same country (American Depositary Receipts and American Depositary Shares are not eligible), then the company is assigned to its country of incorporation.  If any of the three factors are not the same, Russell defines three Home Country Indicators (“HCIs”): country of incorporation, country of headquarters, and country of the most liquid exchange (as defined by a two-year average daily dollar trading volume) (“ADDTV”).  Using the HCIs, Russell compares the primary location of the company’s assets with the three HCIs.  If the primary location of its assets matches any of the HCIs, then the company is assigned to the primary location of its assets.  If there is insufficient information to determine the country in which the company’s assets are primarily located, Russell will use the primary country from which the company’s revenues are primarily derived for the comparison with the three HCIs in a similar manner.  Russell uses the average of two years of assets or revenues data to reduce potential turnover.  If conclusive country details cannot be derived from assets or revenues data, Russell will assign the company to the country of its headquarters, which is defined as the address of the company’s principal executive offices, unless that country is a Benefit Driven Incorporation “BDI” country, in which case the company will be assigned to the country of its most liquid stock exchange.  BDI countries include: Anguilla, Antigua and Barbuda, Bahamas, Barbados, Belize, Bermuda, Bonaire, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Curacao, Faroe Islands, Gibraltar, Isle of Man, Liberia, Marshall Islands, Panama, Saba, Sint Eustatius, Sint Maarten, and Turks and Caicos Islands.  For any companies incorporated or headquartered in a U.S. territory, including countries such as Puerto Rico, Guam, and U.S. Virgin Islands, a U.S. HCI is assigned.

All securities eligible for inclusion in the RTY must trade on a major U.S. exchange.  Bulletin board, pink-sheets, and over-the-counter (“OTC”) traded securities are not eligible for inclusion.  Stocks must trade at or above $1.00 on their primary exchange on the last trading day in May to be eligible for inclusion during annual reconstitution.  However, in order to reduce unnecessary turnover, if an existing member’s closing price is less than $1.00 on the last day of May, it will be considered eligible if the average of the daily closing prices (from its primary exchange) during the month of May is equal to or greater than $1.00. Initial public offerings are added each quarter and must have a closing price at or above $1.00 on the last day of their eligibility period in order to qualify for index inclusion.  If a stock, new or existing, does not have a closing price at or above $1.00 (on its primary exchange) on the last trading day in May, but does have a closing price at or above $1.00 on another major U.S. exchange, that stock will be eligible for inclusion.

June 2013

PLUS Based on a Basket of Three Equity Indices and an Exchange-Traded Fund, due December    , 2013
Performance Leveraged Upside SecuritiesSM

An important criteria used to determine the list of securities eligible for the RTY is total market capitalization, which is defined as the market price as of the last trading day in May for those securities being considered at annual reconstitution times the total number of shares outstanding.  Where applicable, common stock, non-restricted exchangeable shares and partnership units/membership interests are used to determine market capitalization.  Any other form of shares such as preferred stock, convertible preferred stock, redeemable shares, participating preferred stock, warrants and rights, or trust receipts, are excluded from the calculation.  If multiple share classes of common stock exist, they are combined. In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately. If multiple share classes exist, Russell will determine a primary trading vehicle, and the price of that primary trading vehicle (usually the most liquid) is used to calculate market capitalization.

Companies with a total market capitalization of less than $30 million are not eligible for the RTY.  Similarly, companies with only 5% or less of their shares available in the marketplace are not eligible for the RTY. Royalty trusts, limited liability companies, closed-end investment companies (business development companies are eligible), blank check companies, special purpose acquisition companies, and limited partnerships are also ineligible for inclusion.

Annual reconstitution is a process by which the RTY is completely rebuilt.  Based on closing levels of the company’s common stock on its primary exchange on the last trading day of May of each year, Russell reconstitutes the composition of the RTY using the then existing market capitalizations of eligible companies.  Reconstitution of the RTY occurs on the last Friday in June or, when the last Friday in June is the 28th, 29th, or 30th, reconstitution occurs on the prior Friday.  In addition, Russell adds initial public offerings to the RTY on a quarterly basis based on market capitalization guidelines established during the most recent reconstitution.

After membership is determined, a security’s shares are adjusted to include only those shares available to the public.  This is often referred to as “free float.” The purpose of the adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set.

License Agreement

Russell and Royal Bank of Canada have entered into a non-exclusive license agreement providing for the license to Royal Bank of Canada, and certain of its affiliates, in exchange for a fee, of the right to use indices owned and published by Russell in connection with some securities, including the PLUS.

Russell does not guarantee the accuracy and/or the completeness of the RTY or any data included in the RTY and has no liability for any errors, omissions, or interruptions in the RTY.  Russell makes no warranty, express or implied, as to results to be obtained by the calculation agent, holders of the PLUS, or any other person or entity from the use of the RTY or any data included in the RTY in connection with the rights licensed under the license agreement described in this pricing supplement or for any other use.  Russell makes no express or implied warranties, and hereby expressly disclaims all warranties of merchantability or fitness for a particular purpose with respect to the RTY or any data included in the RTY.  Without limiting any of the above information, in no event will Russell have any liability for any special, punitive, indirect or consequential damages, including lost profits, even if notified of the possibility of these damages.

The PLUS are not sponsored, endorsed, sold or promoted by Russell.  Russell makes no representation or warranty, express or implied, to the owners of the PLUS or any member of the public regarding the advisability of investing in securities generally or in the PLUS particularly or the ability of the RTY to track general stock market performance or a segment of the same.  Russell’s publication of the RTY in no way suggests or implies an opinion by Russell as to the advisability of investment in any or all of the stocks upon which the RTY is based.  Russell’s only relationship to Royal Bank of Canada is the licensing of certain trademarks and trade names of Russell and of the RTY, which is determined, composed and calculated by Russell without regard to Royal Bank of Canada or the PLUS.  Russell is not responsible for and has not reviewed the PLUS nor any associated literature or publications and Russell makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise.  Russell reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the RTY.  Russell has no obligation or liability in connection with the administration, marketing or trading of the PLUS.

“Russell 2000®” and “Russell 3000®” are registered trademarks of Russell in the U.S. and other countries.

June 2013

PLUS Based on a Basket of Three Equity Indices and an Exchange-Traded Fund, due December    , 2013
Performance Leveraged Upside SecuritiesSM

The S&P 500® Index

The SPX is intended to provide an indication of the pattern of common stock price movement. The calculation of the level of the SPX is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. On June 12, 2013, the average market capitalization of the companies included in the SPX was $28.80 billion. As of that date, the largest component of the SPX had a market capitalization of $405.85 billion, and the smallest component of the SPX had a market capitalization of $1.68 billion.

S&P Dow Jones Indices LLC chooses companies for inclusion in the SPX with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of its Stock Guide Database of over 10,000 companies, which S&P Dow Jones Indices LLC uses as an assumed model for the composition of the total market. Relevant criteria employed by S&P Dow Jones Indices LLC include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock generally is responsive to changes in the affairs of the respective industry, and the market value and trading activity of the common stock of that company. Ten main groups of companies comprise the SPX, with the approximate percentage of the market capitalization of the SPX included in each group as of June 12, 2013, indicated in parentheses: Consumer Discretionary (11.99%); Consumer Staples (10.57%); Energy (10.55%); Financials (16.57%); Health Care (12.71%); Industrials (10.14%); Information Technology (18.05%); Materials (3.35%); Telecommunication Services (2.86%); and Utilities (3.23%). S&P from time to time, in its sole discretion, may add companies to, or delete companies from, the SPX to achieve the objectives stated above.

S&P Dow Jones Indices LLC calculates the SPX by reference to the prices of the constituent stocks of the SPX without taking account of the value of dividends paid on those stocks. As a result, the return on the PLUS will not reflect the return you would realize if you actually owned the SPX constituent stocks and received the dividends paid on those stocks.

Computation of the SPX

While S&P Dow Jones Indices LLC currently employs the following methodology to calculate the SPX, no assurance can be given that S&P Dow Jones Indices LLC will not modify or change this methodology in a manner that may affect the Payment at Maturity.

Historically, the market value of any component stock of the SPX was calculated as the product of the market price per share and the number of then outstanding shares of such component stock. In March 2005, S&P Dow Jones Indices LLC began shifting the SPX halfway from a market capitalization weighted formula to a float-adjusted formula, before moving the SPX to full float adjustment on September 16, 2005. S&P Dow Jones Indices LLC’s criteria for selecting stocks for the SPX did not change with the shift to float adjustment. However, the adjustment affects each company’s weight in the SPX.

Under float adjustment, the share counts used in calculating the SPX reflect only those shares that are available to investors, not all of a company’s outstanding shares. Float adjustment excludes shares that are closely held by control groups, other publicly traded companies or government agencies.

In September 2012, all shareholdings representing more than 5% of a stock’s outstanding shares, other than holdings by “block owners,” were removed from the float for purposes of calculating the SPX.  Generally, these “control holders” will include officers and directors, private equity, venture capital and special equity firms, other publicly traded companies that hold shares for control, strategic partners, holders of restricted shares, ESOPs, employee and family trusts, foundations associated with the company, holders of unlisted share classes of stock, government entities at all levels (other than government retirement/pension funds) and any individual person who controls a 5% or greater stake in a company as reported in regulatory filings.  However, holdings by block owners, such as depositary banks, pension funds, mutual funds and ETF providers, 401(k) plans of the company, government retirement/pension funds, investment funds of insurance companies, asset managers and investment funds, independent foundations and savings and investment plans, will ordinarily be considered part of the float.

Treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. Shares held in a trust to allow investors in countries outside the country of domicile, such as depositary shares and Canadian exchangeable shares are normally part of the float unless those shares form a control block.  If a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class are treated as a control block.

June 2013

PLUS Based on a Basket of Three Equity Indices and an Exchange-Traded Fund, due December    , 2013
Performance Leveraged Upside SecuritiesSM

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares by the total shares outstanding.  As of September 21, 2012, available float shares are defined as the total shares outstanding less shares held by control holders.  This calculation is subject to a 5% minimum threshold for control blocks.  For example, if a company’s officers and directors hold 3% of the company’s shares, and no other control group holds 5% of the company’s shares, S&P Dow Jones Indices LLC would assign that company an IWF of 1.00, as no control group meets the 5% threshold.  However, if a company’s officers and directors hold 3% of the company’s shares and another control group holds 20% of the company’s shares, S&P Dow Jones Indices LLC would assign an IWF of 0.77, reflecting the fact that 23% of the company’s outstanding shares are considered to be held for control.  For companies with multiple classes of stock, S&P Dow Jones Indices LLC calculates the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

The SPX is calculated using a base-weighted aggregate methodology. The level of the SPX reflects the total market value of all 500 component stocks relative to the base period of the years 1941 through 1943. An indexed number is used to represent the results of this calculation in order to make the level easier to use and track over time. The actual total market value of the component stocks during the base period of the years 1941 through 1943 has been set to an indexed level of 10. This is often indicated by the notation 1941-43 = 10. In practice, the daily calculation of the SPX is computed by dividing the total market value of the component stocks by the “index divisor.” By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the SPX, it serves as a link to the original base period level of the SPX. The index divisor keeps the SPX comparable over time and is the manipulation point for all adjustments to the SPX, which is index maintenance.

Index Maintenance

Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructuring or spinoffs. Some corporate actions, such as stock splits and stock dividends, require changes in the common shares outstanding and the stock prices of the companies in the SPX, and do not require index divisor adjustments.

To prevent the level of the SPX from changing due to corporate actions, corporate actions which affect the total market value of the SPX require an index divisor adjustment. By adjusting the index divisor for the change in market value, the level of the SPX remains constant and does not reflect the corporate actions of individual companies in the SPX. Index divisor adjustments are made after the close of trading and after the calculation of the SPX closing level.

Changes in a company’s shares outstanding of 5.00% or more due to mergers, acquisitions, public offerings, tender offers, Dutch auctions, or exchange offers are made as soon as reasonably possible. All other changes of 5.00% or more (due to, for example, company stock repurchases, private placements, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participation units, at the market offerings, or other recapitalizations) are made weekly and are announced on Wednesdays for implementation after the close of trading on the following Wednesday. Changes of less than 5.00% due to a company’s acquisition of another company in the SPX are made as soon as reasonably possible. All other changes of less than 5.00% are accumulated and made quarterly on the third Friday of March, June, September, and December, and are usually announced two to five days prior.

Changes in IWFs of more than five percentage points caused by corporate actions (such as merger and acquisition activity, restructurings, or spinoffs) will be made as soon as reasonably possible. Other changes in IWFs will be made annually when IWFs are reviewed.

License Agreement

S&P® is a registered trademark of Standard & Poor’s Financial Services LLC (“S&P”) and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”).  These trademarks have been licensed for use by S&P Dow Jones Indices LLC. “Standard & Poor’s®”, “S&P 500®” and “S&P®” are trademarks of S&P. These trademarks have been sublicensed for certain purposes by us.  The SPX is a product of S&P Dow Jones Indices LLC and/or its affiliates and has been licensed for use by us.

June 2013

PLUS Based on a Basket of Three Equity Indices and an Exchange-Traded Fund, due December    , 2013
Performance Leveraged Upside SecuritiesSM

The PLUS are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P or any of their respective affiliates (collectively, “S&P Dow Jones Indices”).  S&P Dow Jones Indices make no representation or warranty, express or implied, to the holders of the PLUS or any member of the public regarding the advisability of investing in securities generally or in the PLUS particularly or the ability of the SPX to track general market performance.  S&P Dow Jones Indices’ only relationship to us with respect to the SPX is the licensing of the SPX and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its third party licensors.  The SPX is determined, composed and calculated by S&P Dow Jones Indices without regard to us or the PLUS.  S&P Dow Jones Indices have no obligation to take our needs or the needs of holders of the PLUS into consideration in determining, composing or calculating the SPX.  S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of the PLUS or the timing of the issuance or sale of the PLUS or in the determination or calculation of the equation by which the PLUS are to be converted into cash.  S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the PLUS.  There is no assurance that investment products based on the SPX will accurately track index performance or provide positive investment returns.  S&P Dow Jones Indices LLC and its subsidiaries are not investment advisors.  Inclusion of a security or futures contract within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security or futures contract, nor is it considered to be investment advice.   Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the PLUS currently being issued by us, but which may be similar to and competitive with the PLUS.  In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the SPX.  It is possible that this trading activity will affect the value of the PLUS.

S&P DOW JONES INDICES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE SPX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO.  S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN.  S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY US, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE SPX OR WITH RESPECT TO ANY DATA RELATED THERETO.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBLITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE.  THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND US, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

June 2013

PLUS Based on a Basket of Three Equity Indices and an Exchange-Traded Fund, due December    , 2013
Performance Leveraged Upside SecuritiesSM

The EURO STOXX 50® Index

The SX5E was created by STOXX Limited and SIX Swiss Exchange AG.  Publication of the SX5E began in February 1998, based on an initial level of 1,000 at December 31, 1991.  Changes to the component stocks are implemented on the third Friday in September and are effective the following trading day.  Changes in the composition of the SX5E are made to ensure that the SX5E includes the 50 market sector leaders from within the Dow Jones EURO STOXX Total Market Index.

For each of the 19 EURO STOXX regional supersector indices, the stocks are ranked in terms of free-float market capitalization. The largest stocks are added to the selection list until the coverage is close to, but still less than, 60% of the free-float market capitalization of the corresponding supersector index.  If the next highest-ranked stock brings the coverage closer to 60% in absolute terms, then it is also added to the selection list. All current stocks in the SX5E are then added to the selection list.  All of the stocks on the selection list are then ranked in terms of free-float market capitalization to produce the final index selection list.  The largest 40 stocks on the selection list are selected; the remaining 10 stocks are selected from the largest remaining current stocks ranked between 41 and 60; if the number of stocks selected is still below 50, then the largest remaining stocks are selected until there are 50 stocks. In exceptional cases, STOXX’s management board can add stocks to and remove them from the selection list.

The index components are subject to a capped maximum index weight of 10%, which is applied on a quarterly basis.

The SX5E is composed of 50 component stocks of market sector leaders from within the Dow Jones EURO STOXX® Total Market Index, which includes stocks selected from the Eurozone.  The component stocks have a high degree of liquidity and represent the largest companies across a wide range of market sectors.

According to information obtained from STOXX, the top ten constituent stocks of the SX5E as of March 28, 2013, by weight, were: Sanofi-Aventis (5.61%), Total (5.34%), Siemens (4.26%), BASF (4.24%), Bayer (3.99%), BCO Santander (3.78%), SAP AG (3.68%), Anheuser-Busch INBEV (3.34%), Allianz (3.12%), and ENI (3.00%).

According to information obtained from STOXX, as of May 31, 2013, the 17 industry sectors which comprised the SX5E represented the following weights in the SX5E: banks (14.8%); chemicals (10.1%); insurance (9.4%); oil and gas (8.8%); industrial goods and services (8.6%);food and beverage (8.2%); healthcare (7.1%); utilities (6.1%); automobiles and parts (5.8%); telecommunications (5.0%); technology (4.6%); personal and household goods (4.1%); construction and materials (2.8%); retail (2.0%);real estate (1.1%); media (1.1%); and basic resources (0.6%).  These sectors represent 17 of the 19 supersector indices described above.  Percentages may not sum to 100% due to rounding. Sector designations are determined by the index sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.

According to information obtained from STOXX, as of May 31, 2013, the 8 countries which comprise the SX5E represented the following weights in the SX5E: France (37.0%); Germany (31.9%); Spain (11.6%); Italy (7.7%); Netherlands (7.2%); Belgium (3.2%); Ireland (0.7%); and Luxembourg (0.6%).

Index Composition and Maintenance

The composition of the SX5E is reviewed annually, based on the closing stock data on the last trading day in August.  The component stocks are announced on the first trading day in September.

The free float factors for each component stock used to calculate the SX5E, as described below, are reviewed, calculated, and implemented on a quarterly basis and are fixed until the next quarterly review.

The SX5E is subject to a “fast exit rule.”  The index components are monitored for any changes based on the monthly selection list ranking.  A stock is deleted from the SX5E if: (a) it ranks 75 or below on the monthly selection list and (b) it has been ranked 75 or below for a consecutive period of two months in the monthly selection list.  The highest-ranked stock that is not an index component will replace it.  Changes will be implemented on the close of the fifth trading day of the month, and are effective the next trading day.

June 2013

PLUS Based on a Basket of Three Equity Indices and an Exchange-Traded Fund, due December    , 2013
Performance Leveraged Upside SecuritiesSM

The SX5E is also subject to a “fast entry rule.”  All stocks on the latest selection lists and initial public offering (IPO) stocks are reviewed for a fast-track addition on a quarterly basis. A stock is added, if (a) it qualifies for the latest STOXX blue-chip selection list generated end of February, May, August or November and (b) it ranks within the “lower buffer” on this selection list.

The SX5E is also reviewed on an ongoing basis.  Corporate actions (including initial public offerings, mergers and takeovers, spin-offs, delistings, and bankruptcy) that affect the index composition are immediately reviewed.  Any changes are announced, implemented, and much effective in line with the type of corporate action and the magnitude of the effect.

Index Calculation

The SX5E is calculated with the “Laspeyres formula,” which measures the aggregate price changes in the component stocks against a fixed base quantity weight.  The formula for calculating the index value can be expressed as follows:

Index =       free float market capitalization of the index at the time
                                    divisor of the index at the time

The “free float market capitalization of the index” is equal to the sum of the products of the closing price, number of shares, free float factor, weighting cap factor, and the exchange rate from local currency into the index currency for the component company as of the time that the SX5E is being calculated.

The divisor of the SX5E is adjusted to maintain the continuity of the SX5E’s values across changes due to corporate actions, such as cash dividends, rights offerings, stock dividends from treasury shares, repurchases of shares and self tender, and spin-offs.

License Agreement

Royal Bank of Canada has entered into a non-exclusive license agreement with STOXX, which grants us a license in exchange for a fee to use the SX5E in connection with the issuance of certain securities, including the PLUS.

STOXX has no relationship to Royal Bank of Canada, other than the licensing of the SX5E and its service marks for use in connection with the PLUS.

STOXX does not:

▪	sponsor, endorse, sell or promote the PLUS.

▪	recommend that any person invest in the PLUS or any other financial products.

▪	have any responsibility or liability for or make any decisions about the timing, amount or pricing of the PLUS.

▪	have any responsibility or liability for the administration, management or marketing of the PLUS.

▪	consider the needs of the PLUS or the owners of the PLUS in determining, composing or calculating the SX5E or have any obligation to do so.

STOXX will not have any liability in connection with the PLUS.  Specifically, STOXX does not make any warranty, express or implied, and STOXX disclaims any warranty about:

•	the results to be obtained by the PLUS, the owner of the PLUS or any other person in connection with the use of the SX5E and the data included in the SX5E;

•	the accuracy or completeness of the SX5E or its data;

•	the merchantability and the fitness for a particular purpose or use of the SX5E or its data;

•	any errors, omissions or interruptions in the SX5E or its data; and

•	any lost profits or indirect, punitive, special or consequential damages or losses, even if STOXX knows that they might occur.

The licensing relating to the use of the SX5E and trademark referred to above by Royal Bank of Canada is solely for the benefit of Royal Bank of Canada, and not for any other third parties.

June 2013

PLUS Based on a Basket of Three Equity Indices and an Exchange-Traded Fund, due December    , 2013
Performance Leveraged Upside SecuritiesSM

The SPDR® Gold Trust

GLD is an investment trust that issues SPDR® Gold Shares, or “shares”, which represent units of fractional undivided beneficial interest in and ownership of GLD.  GLD was formed on November 12, 2004 under New York law under a trust indenture.  World Gold Trust Services, LLC is the sponsor.  BNY Mellon Asset Servicing, a division of The Bank of New York Mellon, is the trustee and HSBC Bank USA, N.A. is the custodian.

GLD holds gold bars and from time to time issues one or more blocks of 100,000 shares, or “baskets,” in exchange for deposits of gold and distributes gold in connection with redemptions of baskets.  The investment objective of GLD is for its shares to reflect the performance of the price of gold bullion, before the expenses of its operations.  The expenses of GLD are accrued daily and reflected in its net asset value.  GLD currently is accruing ordinary operating expenses at an annual rate of 0.40%. World Gold Trust Services, LLC as the sponsor and State Street Global Markets, LLC as the marketing agent have agreed to reduce the fees payable to them from the assets of GLD to the extent required so that the estimated ordinary expenses of GLD do not exceed an amount equal to 0.40% per annum of the daily net asset value during the period ending seven years from the date of the Trust Indenture, November 12, 2004, or upon the earlier termination of the marketing agent agreement.

GLD’s gold is valued on the basis of each business day’s announced gold spot price, the price of an ounce of gold set by five market making members of the LBMA at approximately 3:00 P.M., London time on each business day.  The net asset value of GLD is equal to the value of gold owned by GLD and other assets, minus all accrued expenses and liabilities.

Information provided to or filed with the SEC by GLD under the Securities Exchange Act of 1934 can be located at the SEC’s facilities or through the SEC’s website at www.sec.gov by reference to SEC CIK number 1222333. We have not independently verified the accuracy or completeness of the information or reports.

The shares of GLD trade on the NYSE Arca under the symbol “GLD.”

June 2013

PLUS Based on a Basket of Three Equity Indices and an Exchange-Traded Fund, due December    , 2013
Performance Leveraged Upside SecuritiesSM

Historical Information

The graphs below set forth the daily official closing values of the basket components for the period from June 12, 2008 through June 12, 2013. The tables below each graph set forth the published high and low official closing values, as well as the end-of-quarter official closing values, of the basket components for each quarter in the period from January 1, 2008 through June 12, 2013.

We obtained the information below from Bloomberg Financial Markets, without independent verification.

You should not take the historical prices of the basket components as an indication of future performance, and no assurance can be given as to the level of the basket components on the valuation date.

The Russell 2000® Index

Information as of market close on June 12, 2013:

Bloomberg Index Symbol:	RTY	52 Week High (on 5/21/2013):	998.78
Current Index Level:	837.45	52 Week Low (on 6/13/2012):	752.38
52 Weeks Ago:	761.53

June 2013

PLUS Based on a Basket of Three Equity Indices and an Exchange-Traded Fund, due December    , 2013
Performance Leveraged Upside SecuritiesSM

	High	Low	Period End
2008
First Quarter	753.55	643.97	687.97
Second Quarter	763.27	686.07	689.66
Third Quarter	754.38	657.72	679.58
Fourth Quarter	671.59	385.31	499.45
2009
First Quarter	514.71	343.26	422.75
Second Quarter	531.68	429.16	508.28
Third Quarter	620.69	479.27	604.28
Fourth Quarter	634.07	562.40	625.39
2010
First Quarter	690.30	586.49	678.64
Second Quarter	741.92	609.49	609.49
Third Quarter	677.64	590.03	676.14
Fourth Quarter	792.35	669.45	783.65
2011
First Quarter	843.55	773.18	843.55
Second Quarter	865.29	777.20	827.43
Third Quarter	858.11	643.42	644.16
Fourth Quarter	765.43	609.49	740.92
2012
First Quarter	846.13	747.28	830.30
Second Quarter	840.63	737.24	798.49
Third Quarter	864.70	767.75	837.45
Fourth Quarter	852.49	769.48	849.35
2013
First Quarter	953.07	872.60	951.54
Second Quarter (through June 12, 2013)	998.78	901.51	972.31

June 2013

PLUS Based on a Basket of Three Equity Indices and an Exchange-Traded Fund, due December    , 2013
Performance Leveraged Upside SecuritiesSM

The S&P 500® Index

Information as of market close on June 12, 2013:

Bloomberg Index Symbol:	SPX	52 Week High (on 5/21/2013):	1,669.16
Current Index Level:	1,612.52	52 Week Low (on 6/25/2012):	1,313.72
52 Weeks Ago:	1,324.18

	High	Low	Period End
2008
First Quarter	1,447.16	1,273.37	1,322.70
Second Quarter	1,426.63	1,278.38	1,280.00
Third Quarter	1,305.32	1,106.39	1,166.36
Fourth Quarter	1,161.06	752.44	903.25
2009
First Quarter	934.70	676.53	797.87
Second Quarter	946.21	811.08	919.32
Third Quarter	1,071.66	879.13	1,057.08
Fourth Quarter	1,127.78	1,025.21	1,115.10
2010
First Quarter	1,174.17	1,056.74	1,169.43
Second Quarter	1,217.28	1,030.71	1,030.71
Third Quarter	1,148.67	1,022.58	1,141.20
Fourth Quarter	1,259.78	1,137.03	1,257.64
2011
First Quarter	1,343.01	1,256.88	1,325.83
Second Quarter	1,363.61	1,265.42	1,320.64
Third Quarter	1,353.22	1,119.46	1,131.42
Fourth Quarter	1,285.09	1,099.23	1,257.60
2012
First Quarter	1,416.51	1,277.06	1,408.47
Second Quarter	1,419.04	1,278.04	1,362.16
Third Quarter	1,465.77	1,334.76	1,440.67
Fourth Quarter	1,461.40	1,353.33	1,426.19
2013
First Quarter	1,569.19	1,457.15	1,569.19
Second Quarter (through June 12, 2013)	1,669.16	1,541.61	1,612.52

June 2013

PLUS Based on a Basket of Three Equity Indices and an Exchange-Traded Fund, due December    , 2013
Performance Leveraged Upside SecuritiesSM

The EURO STOXX 50® Index

Information as of market close on June 12, 2013:

Bloomberg Index Symbol:	SX5E	52 Week High (on 5/28/2013):	2,835.87
Current Index Level:	2,666.52	52 Week Low (on 6/26/2012):	2,127.95
52 Weeks Ago:	2,143.38

	High	Low	Period End
2008
First Quarter	4,339.23	3,431.82	3,628.06
Second Quarter	3,882.28	3,340.27	3,352.81
Third Quarter	3,445.66	3,000.83	3,038.20
Fourth Quarter	3,113.82	2,165.91	2,447.62
2009
First Quarter	2,578.43	1,809.98	2,071.13
Second Quarter	2,537.35	2,097.57	2,401.69
Third Quarter	2,899.12	2,281.47	2,872.63
Fourth Quarter	2,992.08	2,712.30	2,964.96
2010
First Quarter	3,017.85	2,631.64	2,931.16
Second Quarter	3,012.65	2,488.50	2,573.32
Third Quarter	2,827.27	2,507.83	2,747.90
Fourth Quarter	2,890.64	2,650.99	2,792.82
2011
First Quarter	3,068.00	2,721.24	2,910.91
Second Quarter	3,011.25	2,715.88	2,848.53
Third Quarter	2,875.67	1,995.01	2,179.66
Fourth Quarter	2,476.92	2,090.25	2,316.55
2012
First Quarter	2,608.42	2,286.45	2,477.28
Second Quarter	2,501.18	2,068.66	2,264.72
Third Quarter	2,594.56	2,151.54	2,454.26
Fourth Quarter	2,659.95	2,427.32	2,635.93
2013
First Quarter	2,749.27	2,570.52	2,624.02
Second Quarter (through June 12, 2013)	2,835.87	2,553.49	2,666.52

June 2013

PLUS Based on a Basket of Three Equity Indices and an Exchange-Traded Fund, due December    , 2013
Performance Leveraged Upside SecuritiesSM

The SPDR® Gold Trust

Information as of market close on June 12, 2013:

Bloomberg Symbol:	GLD	52 Week High (on 10/04/2012):	$173.61
Current Price:	$134.25	52 Week Low (on 5/17/2013):	$131.07
52 Weeks Ago:	$156.45

Historical Performance of GLD

	High ($)	Low ($)	Period End ($)
2008
First Quarter	99.22	84.77	90.38
Second Quarter	93.26	83.97	91.40
Third Quarter	96.22	73.13	85.07
Fourth Quarter	89.90	70.00	86.55
2009
First Quarter	97.81	79.79	90.28
Second Quarter	96.36	85.22	91.18
Third Quarter	99.91	89.27	98.85
Fourth Quarter	119.18	97.89	107.31
2010
First Quarter	112.85	104.04	108.95
Second Quarter	122.83	110.26	121.68
Third Quarter	127.95	113.51	127.91
Fourth Quarter	139.17	128.46	138.72
2011
First Quarter	140.34	127.94	139.82
Second Quarter	152.36	139.20	145.98
Third Quarter	184.59	144.94	158.08
Fourth Quarter	174.98	150.34	151.99
2012
First Quarter	173.49	155.92	162.14
Second Quarter	162.94	149.46	155.19
Third Quarter	172.36	152.15	172.02
Fourth Quarter	173.61	159.71	162.01
2013
First Quarter	163.67	151.41	154.45
Second Quarter (through June 12, 2013)	154.67	131.07	134.25

June 2013

PLUS Based on a Basket of Three Equity Indices and an Exchange-Traded Fund, due December    , 2013
Performance Leveraged Upside SecuritiesSM

Supplemental Discussion of Canadian Federal Income Tax Consequences

An investor should read carefully the description of material Canadian federal income tax considerations relevant to a Non-resident Holder owning debt securities under “Tax Consequences—Canadian Taxation” in the accompanying prospectus.

In the opinion of Norton Rose Fulbright Canada LLP, our Canadian tax counsel, interest (including amounts deemed for purposes of the Income Tax Act (Canada) (“ITA”) to be interest) on a PLUS that is paid or credited, or deemed for purposes of the ITA to be paid or credited, to a Non-resident Holder will not be subject to Canadian non-resident withholding tax, except in the circumstances described under “Tax Consequences—Canadian Taxation” in the accompanying prospectus.  If the Fund could be viewed as a proxy for the profit of Royal Bank of Canada, any interest paid or credited or deemed to be paid or credited on a security may be subject to Canadian non-resident withholding tax.

Supplemental Discussion of U.S. Federal Income Tax Consequences

The following, together with the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement, is a general description of the material U.S. tax considerations relating to the PLUS. It does not purport to be a complete analysis of all tax considerations relating to the PLUS. Prospective purchasers of the PLUS should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Canada and the U.S. of acquiring, holding and disposing of the PLUS and receiving payments under the PLUS. This summary is based upon the law as in effect on the date of this document and is subject to any change in law that may take effect after such date.

Supplemental U.S. Tax Considerations

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement with respect to U.S. holders (as defined in the accompanying prospectus).  Except as otherwise noted under “Non-U.S. Holders” and “Foreign Account Tax Compliance Act” below, it applies only to those U.S. holders who are not excluded from the discussion of U.S. federal income taxation in the accompanying prospectus.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE PLUS SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES.  AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE PLUS ARE UNCERTAIN.  BECAUSE OF THE UNCERTAINTY, YOU SHOULD CONSULT YOUR TAX ADVISOR IN DETERMINING THE U.S. FEDERAL INCOME TAX AND OTHER TAX CONSEQUENCES OF YOUR INVESTMENT IN THE PLUS, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

We will not attempt to ascertain whether the basket components or any of the entities whose stock is included in the basket components would be treated as a “passive foreign investment company” within the meaning of Section 1297 of the Internal Revenue Code of 1986, as amended (the “Code”), or a “U.S. real property holding corporation” within the meaning of Section 897 of the Code.  If the basket components or any of the entities whose stock is included in the basket components were so treated, certain adverse U.S. federal income tax consequences could possibly apply to U.S. and non-U.S. holders, respectively.  You should refer to any available information filed with the SEC and other authorities by the basket components or the entities whose stock is included in the basket components and consult your tax advisor regarding the possible consequences to you in this regard.

In the opinion of our counsel, Morrison & Foerster LLP, it would generally be reasonable to treat a PLUS as a pre-paid cash-settled derivative contract in respect of the basket for U.S. federal income tax purposes, and the terms of the PLUS require a holder and us (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the PLUS for all tax purposes in accordance with such characterization.  If the PLUS are so treated, a U.S. holder should generally recognize capital gain or loss upon the sale, exchange or maturity of the PLUS in an amount equal to the difference between the amount a holder receives at such time and the holder’s tax basis in the PLUS.  In general, a U.S. holder’s tax basis in the PLUS will be equal to the price the holder paid for the PLUS.  Capital gain recognized by an individual U.S. holder is generally taxed at ordinary income rates where the property is held for one year or less.  The deductibility of capital losses is subject to limitations.

June 2013

PLUS Based on a Basket of Three Equity Indices and an Exchange-Traded Fund, due December    , 2013
Performance Leveraged Upside SecuritiesSM

Alternative Treatments.  Alternative tax treatments of the PLUS are also possible and the Internal Revenue Service might assert that a treatment other than that described above is more appropriate.  For example, it would also be possible to treat the PLUS, and the Internal Revenue Service might assert that a PLUS should be treated, as a single debt instrument.  Pursuant to such characterization, the PLUS would generally be subject to the rules concerning short-term debt instruments as described under the heading “Tax Consequences — United States Taxation — Original Issue Discount — Short-Term Debt Securities” in the accompanying prospectus.   Because of the absence of authority regarding the appropriate tax characterization of the PLUS, it is also possible that the Internal Revenue Service could seek to characterize the PLUS in a manner that results in tax consequences that are different from those described above.  For example, the Internal Revenue Service could possibly assert that any gain or loss that a holder may recognize upon the sale, exchange or maturity of the PLUS should be treated as ordinary gain or loss.

The Internal Revenue Service has released a notice that may affect the taxation of holders of the PLUS.  According to the notice, the Internal Revenue Service and the U.S. Treasury Department are actively considering whether the holder of an instrument such as the PLUS should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any.  It is possible, however, that under such guidance, holders of the PLUS will ultimately be required to accrue income currently and this could be applied on a retroactive basis.  The Internal Revenue Service and the U.S. Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the constructive ownership rules of Section 1260 of the Code might be applied to such instruments.  Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.  We intend to treat the PLUS for U.S. federal income tax purposes in accordance with the treatment described in this document unless and until such time as the U.S. Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Backup Withholding and Information Reporting.  Please see the discussion under “Tax Consequences — United States Taxation — Information Reporting and Backup Withholding” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on the PLUS.

Non-U.S. Holders.  The following discussion applies to non-U.S. holders of the PLUS. A non-U.S. holder is a beneficial owner of a PLUS that, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation, or a foreign estate or trust.

A non-U.S. holder will generally not be subject to U.S. federal income or withholding tax for amounts paid in respect of the PLUS, provided that (i) the holder complies with any applicable certification requirements, (ii) the payment is not effectively connected with the conduct by the holder of a U.S. trade or business, and (iii) if the holder is a non-resident alien individual, such holder is not present in the U.S. for 183 days or more during the taxable year of the sale, exchange or maturity of the PLUS.  In the case of (ii) above, the holder generally would be subject to U.S. federal income tax with respect to any income or gain in the same manner as if the holder were a U.S. holder and, in the case of a holder that is a corporation, the holder may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a U.S. trade or business, subject to certain adjustments.  Payments made to a non-U.S. holder may be subject to information reporting and to backup withholding unless the holder complies with applicable certification and identification requirements as to its foreign status.

As discussed above, alternative characterizations of the PLUS for U.S. federal income tax purposes are possible.  Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the PLUS to become subject to withholding tax, we will withhold tax at the applicable statutory rate.  The Internal Revenue Service has also indicated that it is considering whether income in respect of instruments such as the PLUS should be subject to withholding tax.  Prospective investors should consult their own tax advisors in this regard.

June 2013

PLUS Based on a Basket of Three Equity Indices and an Exchange-Traded Fund, due December    , 2013
Performance Leveraged Upside SecuritiesSM

Employee Retirement Income Security Act

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the PLUS.

The Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA” and the Internal Revenue Code of 1986, as amended, prohibit certain transactions involving the assets of an employee benefit plan and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Internal Revenue Code) with respect to the plan; governmental plans may be subject to similar prohibitions.  Therefore, a plan fiduciary considering purchasing the PLUS should consider whether the purchase or holding of such instruments might constitute a “prohibited transaction.”

Royal Bank of Canada and certain of its affiliates each may be considered a “party in interest” or a “disqualified person” with respect to many employee benefit plans by reason of, for example, Royal Bank of Canada (or its affiliate) providing services to such plans.  Prohibited transactions within the meaning of ERISA or the Internal Revenue Code may arise, for example, if securities are acquired by or with the assets of a pension or other employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Internal Revenue Code (including individual retirement accounts and other plans described in Section 4975(e)(1) of the Internal Revenue Code), which we call collectively “Plans”, and with respect to which Royal Bank of Canada or any of its affiliates is a “party in interest” or a “disqualified person,” unless those securities are acquired under an exemption for transactions effected on behalf of that Plan by a “qualified professional asset manager” or an “in-house asset manager”, for transactions involving insurance company general accounts, for transactions involving insurance company pooled separate accounts, for transactions involving bank collective investment funds, or under another available exemption.  Section 408(b)(17) provides an additional exemption for the purchase and sale of securities and related lending transactions where neither the issuer of the PLUS nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction and the Plan pays no more than “adequate consideration” in connection with the transaction. The assets of a Plan may include assets held in the general account of an insurance company that are deemed to be “plan assets” under ERISA.  The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the Plan, by purchasing and holding the PLUS, or exercising any rights related thereto, to represent that (a) such purchase, holding and exercise of the PLUS will not result in a non-exempt prohibited transaction under ERISA or the Internal Revenue Code (or, with respect to a governmental plan, under any similar applicable law or regulation) and (b) neither Royal Bank of Canada nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the PLUS, or any exercise related thereto or as a result of any exercise by Royal Bank of Canada or any of its affiliates of any rights in connection with the PLUS, and no advice provided by Royal Bank of Canada or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the PLUS and the transactions contemplated with respect to the PLUS.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan, and propose to invest in the PLUS, you should consult your legal counsel.

June 2013

PLUS Based on a Basket of Three Equity Indices and an Exchange-Traded Fund, due December    , 2013
Performance Leveraged Upside SecuritiesSM

Use of Proceeds and Hedging

The net proceeds from the sale of the PLUS will be used as described under “Use of Proceeds” in the accompanying prospectus supplement and prospectus and to hedge market risks of Royal Bank of Canada associated with its obligation to make the payment at maturity on the PLUS. The initial public offering price of the PLUS includes the underwriting discount and commission and the estimated cost of hedging our obligations under the PLUS.

Supplemental Information Regarding Plan of Distribution;
Conflicts of Interest

Pursuant to the terms of a distribution agreement, RBCCM, an affiliate of Royal Bank of Canada, will purchase the PLUS from Royal Bank of Canada for distribution to Morgan Stanley Smith Barney LLC.  RBCCM will act as agent for the PLUS and will receive a fee of $0.15 per $10 stated principal amount and will pay the entire fee to Morgan Stanley Smith Barney LLC as a fixed sales commission of $0.15 for each of the securities they sell.

Morgan Stanley Smith Barney LLC may reclaim selling concessions allowed to individual brokers within Morgan Stanley Smith Barney LLC in connection with the offering if, within 30 days of the offering, Royal Bank of Canada repurchases the PLUS distributed by such brokers.

We expect that delivery of the PLUS will be made against payment for the securities on or about June  , 2013, which is the third business day following the pricing date (this settlement cycle being referred to as “T+3”).

In addition, RBCCM or another of its affiliates or agents may use this document in market-making transactions after the initial sale of the securities, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.

For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the accompanying prospectus.

June 2013